Griffon Corporation Announces Third Quarter Results

NEW YORK, NEW YORK, July 30, 2015 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today reported results for the fiscal third quarter ended June 30, 2015.

Revenue totaled $511.7 million, increasing 1% from the prior year quarter; excluding the impact of foreign currency, revenue increased 5%. Telephonics Corporation ("Telephonics") and Home & Building Products (“HBP”) revenue increased 13% and 7%, respectively, over the prior year quarter, while Clopay Plastic Products Company, Inc. (“Plastics”) revenue decreased 16%.

Segment adjusted EBITDA totaled $55.2 million, increasing 11% from the prior year quarter; the impact of foreign currency was not material. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges and acquisition-related expenses.

Net income totaled $10.9 million, or $0.23 per share, compared to $14.5 million, or $0.29 per share, in the prior year quarter. Current quarter results included discrete tax benefits of $0.3 million. The prior year quarter included acquisition costs of $1.6 million ($1.0 million, net of tax or $0.02 per shares), restructuring costs of $0.4 million ($0.2 million, net of tax, or $0.00 per share), impact of debt extinguishment on full year effective tax rate of $(4.4) million or $(0.09) per share and discrete tax benefits of $1.9 million, or $0.04 per share. Excluding these items from both periods, current quarter adjusted net income was $10.6 million, or $0.23 per share, compared to $9.5 million, or $0.19 per share, in the prior year quarter. The impact of foreign currency was not material.

Ronald J. Kramer, Chief Executive Officer, commented, “We are pleased to report another quarter of adjusted EPS growth. As we realize the full benefit of our strategic initiatives, we anticipate gaining momentum into our fiscal year end and are optimistic about 2016.”

Segment Operating Results
Home & Building Products
Revenue totaled $272.2 million, increasing 7% compared to the prior year quarter, reflecting a 3% contribution from the Cyclone acquisition, partially offset by a 2% unfavorable foreign currency impact. The AMES Companies, Inc. (“AMES”) revenue increased 6% due to the inclusion of Cyclone results contributing 6% and increased wheelbarrow sales; foreign currency was 4% unfavorable. Clopay Building Products Company, Inc. ("CBP") revenue increased 8%, primarily due to increased volume contributing 5% with the balance primarily due to product mix; foreign currency was 1% unfavorable.

Segment adjusted EBITDA was $25.4 million, increasing 30% compared to the prior year quarter, driven by AMES operational efficiency improvements and cost control measures, a contribution from AMES acquisitions of 10%, and increased volume and favorable mix at CBP; foreign currency was 4% unfavorable.

HBP recognized $0.4 million in restructuring and related exit costs for the quarter ended June 30, 2014; such charges primarily related to one-time termination benefits, facility and other personnel costs, and asset impairment charges related to the AMES U.S. plant consolidation initiative undertaken in January 2013 and completed at the end of the 2015 first quarter. There were no such charges in the current year. Management continues to estimate that AMES' initiative will result in annualized cash savings exceeding $10.0 million; realization of expected savings began in the 2015 second quarter.

Telephonics
Revenue totaled $115.3 million, increasing 13% from the prior year quarter, primarily due to timing of work performed on the Radar System Division Multi-Mode ASW product, partially offset by the timing of awards and work performed on Secure Digital Intercommunications products in Communications and Surveillance Systems.

Segment adjusted EBITDA was $15.7 million, increasing 4% from the prior year quarter, primarily due to the increased revenue and reduced operating expenses, offset by the impact of unfavorable program mix.

Contract backlog totaled $439 million at June 30, 2015, compared to $494 million at September 30, 2014, with approximately 79% expected to be fulfilled within the next twelve months.

Plastic Products
Revenue totaled $124.2 million, decreasing 16% compared to the prior year quarter, reflecting an unfavorable foreign currency impact of 9%, a 5% decrease in volume and a 2% unfavorable impact from the pass through of resin costs in customer selling prices. Plastics adjusts selling prices based on underlying resin costs on a delayed basis.

Segment adjusted EBITDA was $14.1million, decreasing 6% from the prior year quarter due to the change in the impact of resin pricing pass through of 9% and reduced volume, partially offset by favorable mix. The favorable impact of foreign currency was 5%.

Taxes
In both the quarter and nine months ended June 30, 2015, the Company reported pretax income compared to pretax income in the prior year quarter and a pretax loss in the prior year nine-month period.  The Company recognized tax provisions of 34.7% and 36.3% for the quarter and nine months ended June 30, 2015, respectively, compared to benefits of 12.2% and 38.0%, respectively, in the comparable prior year periods.
The current quarter and nine months ended June 30, 2015 included a $0.3 million discrete benefit and $0.2 million discrete provision, respectively. The comparable prior year periods included benefits of $1.9 million and $1.5 million, respectively. In both years, the discrete items arose primarily from the filing of returns, conclusion of tax audits in various jurisdictions and the impact of enacted tax law changes. Excluding discrete items, and for the prior year also excluding the impact from debt extinguishment, the effective tax rates for the quarter and nine months ended June 30, 2015 were 36.3% and 35.7%, respectively, compared to 36.6% and 36.7%, respectively, in the comparable prior year periods.

Balance Sheet and Capital Expenditures
At June 30, 2015, the Company had cash and equivalents of $46.0 million, total debt outstanding of $840.5 million, net of discounts and deferred costs, and $168 million available for borrowing under its revolving credit facility. Capital expenditures were $16 million in the current quarter.

Share Repurchases
On May 1, 2014, Griffon’s Board of Directors authorized the repurchase of up to $50 million of Griffon’s outstanding common stock; on March 20, 2015, an additional $50 million was authorized. Under these programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During the quarter ended June 30, 2015, Griffon purchased 1,234,214 shares of common stock under the programs, for a total of $20.6 million or $16.71 per share. At June 30, 2015, $31.7 million remains under existing Board authorizations.

From August 2011 to June 30, 2015, Griffon repurchased 15,279,761 shares of its common stock for a total of $179.3 million or $11.74 per share.

Conference Call Information
The Company will hold a conference call today, July 30, 2015, at 4:30 PM ET.

The call can be accessed by dialing 1-888-206-4916 (U.S. participants) or 1-913-312-0698 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 3009566.

A replay of the call will be available starting on July 30, 2015 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 3009566. The replay will be available through August 13, 2015.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Griffon's ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of continuing budgetary cuts resulting from sequestration and other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost of raw materials such as resin, wood and steel; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•	Home & Building Products consists of two companies, AMES and CBP:

•	AMES is a global provider of non-powered landscaping products for homeowners and professionals.

•	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional dealers and major home center retail chains.

•	Telephonics designs, develops and manufactures high-technology integrated information, communication and sensor system solutions for military and commercial markets worldwide.

•	Plastics is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:            Investor Relations Contact:
Douglas J. Wetmore            Michael Callahan
EVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
712 Fifth Avenue, 18th Floor
New York, NY 10019

Griffon evaluates performance and allocates resources based on each segment's operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses and gains (losses) from debt extinguishment, as applicable ("Segment adjusted EBITDA"). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income (loss) before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
REVENUE	2015	2014	2015	2014
Home & Building Products:
AMES	$140,614	$132,179	$432,816	$389,492
CBP	131,577	121,814	374,690	334,494
Home & Building Products	272,191	253,993	807,506	723,986
Telephonics	115,340	102,446	304,685	302,656
Plastics	124,163	148,600	401,683	439,542
Total consolidated net sales	$511,694	$505,039	$1,513,874	$1,466,184

Segment adjusted EBITDA:
Home & Building Products	$25,386	$19,596	$67,186	$55,787
Telephonics	15,712	15,087	37,360	40,018
Plastics	14,084	14,922	44,399	43,881
Total Segment adjusted EBITDA	55,182	49,605	148,945	139,686
Net interest expense	(12,150)	(11,541)	(35,644)	(37,003)
Segment depreciation and amortization	(17,331)	(16,691)	(51,556)	(49,723)
Unallocated amounts	(9,008)	(6,521)	(24,852)	(22,895)
Loss from debt extinguishment, net	—	—	—	(38,890)
Restructuring charges	—	(358)	—	(1,892)
Acquisition costs	—	(1,600)	—	(2,398)
Income (loss) before taxes	$16,693	$12,894	$36,893	$(13,115)

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
Home & Building Products
Segment operating profit	$16,268	$9,747	$41,288	$27,958
Depreciation and amortization	9,118	7,891	25,898	23,539
Restructuring charges	—	358	—	1,892
Acquisition costs	—	1,600	—	2,398
Segment adjusted EBITDA	25,386	19,596	67,186	55,787

Telephonics
Segment operating profit	13,284	13,134	29,915	34,463
Depreciation and amortization	2,428	1,953	7,445	5,555
Segment adjusted EBITDA	15,712	15,087	37,360	40,018

Clopay Plastic Products
Segment operating profit	8,299	8,075	26,186	23,252
Depreciation and amortization	5,785	6,847	18,213	20,629
Segment adjusted EBITDA	14,084	14,922	44,399	43,881

All segments:
Income from operations - as reported	27,914	21,814	72,816	58,468
Unallocated amounts	9,008	6,521	24,852	22,895
Other, net	929	2,621	(279)	4,310
Segment operating profit	37,851	30,956	97,389	85,673
Depreciation and amortization	17,331	16,691	51,556	49,723
Restructuring charges	—	358	—	1,892
Acquisition costs	—	1,600	—	2,398
Segment adjusted EBITDA	$55,182	$49,605	$148,945	$139,686

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
Revenue	$511,694	$505,039	$1,513,874	$1,466,184
Cost of goods and services	388,205	386,732	1,158,021	1,132,387
Gross profit	123,489	118,307	355,853	333,797

Selling, general and administrative expenses	95,575	96,135	283,037	273,437
Restructuring and other related charges	—	358	—	1,892
Total operating expenses	95,575	96,493	283,037	275,329

Income from operations	27,914	21,814	72,816	58,468

Other income (expense)
Interest expense	(12,169)	(11,661)	(35,935)	(37,184)
Interest income	19	120	291	181
Loss from debt extinguishment, net	—	—	—	(38,890)
Other, net	929	2,621	(279)	4,310
Total other expense, net	(11,221)	(8,920)	(35,923)	(71,583)

Income (loss) before taxes	16,693	12,894	36,893	(13,115)
Provision (benefit) for income taxes	5,800	(1,570)	13,407	(4,990)
Net income (loss)	$10,893	$14,464	$23,486	$(8,125)

Basic income (loss) per common share	$0.25	$0.30	$0.52	$(0.16)
Weighted-average shares outstanding	44,025	48,370	45,228	50,038

Diluted income (loss) per common share	$0.23	$0.29	$0.50	$(0.16)
Weighted-average shares outstanding	46,980	49,836	47,285	50,038

Net income (loss)	$10,893	$14,464	$23,486	$(8,125)
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	4,801	2,809	(41,083)	896
Pension and other post retirement plans	353	317	1,059	1,732
Gain on cash flow hedge	209	—	55	—
Change in available-for-sale securities	—	—	(870)	—
Total other comprehensive income (loss), net of taxes	5,363	3,126	(40,839)	2,628
Comprehensive income (loss), net	$16,256	$17,590	$(17,353)	$(5,497)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited) At June 30, 2015	At September 30, 2014
CURRENT ASSETS
Cash and equivalents	$45,955	$92,405
Accounts receivable, net of allowances of $6,411 and $7,336	240,189	258,436
Contract costs and recognized income not yet billed, net of progress payments of $16,834 and $16,985	104,011	109,930
Inventories, net	318,193	290,135
Prepaid and other current assets	46,747	62,569
Assets of discontinued operations	1,625	1,624
Total Current Assets	756,720	815,099
PROPERTY, PLANT AND EQUIPMENT, net	366,364	370,565
GOODWILL	362,745	375,294
INTANGIBLE ASSETS, net	219,653	233,623
OTHER ASSETS	14,139	13,302
ASSETS OF DISCONTINUED OPERATIONS	2,131	2,126
Total Assets	$1,721,752	$1,810,009

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$11,771	$7,886
Accounts payable	175,569	218,703
Accrued liabilities	99,029	104,740
Liabilities of discontinued operations	2,392	3,282
Total Current Liabilities	288,761	334,611
LONG-TERM DEBT, net	828,699	791,301
OTHER LIABILITIES	138,800	148,240
LIABILITIES OF DISCONTINUED OPERATIONS	3,244	3,830
Total Liabilities	1,259,504	1,277,982
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	462,248	532,027
Total Liabilities and Shareholders’ Equity	$1,721,752	$1,810,009

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$23,486	$(8,125)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	51,901	50,027
Stock-based compensation	8,303	8,133
Asset impairment charges - restructuring	—	191
Provision for losses on accounts receivable	121	420
Amortization of debt discounts and issuance costs	4,894	4,789
Loss from debt extinguishment, net	—	38,890
Deferred income taxes	1,111	(314)
(Gain) loss on sale/disposal of assets and investments	(317)	78
Change in assets and liabilities, net of assets and liabilities acquired:
Decrease in accounts receivable and contract costs and recognized income not yet billed	14,977	7,443
Increase in inventories	(36,483)	(33,195)
Increase in prepaid and other assets	(596)	(3,439)
Decrease in accounts payable, accrued liabilities and income taxes payable	(39,864)	(15,754)
Other changes, net	2,053	712
Net cash provided by operating activities	29,586	49,856
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(55,365)	(54,859)
Acquired businesses, net of cash acquired	(2,225)	(62,306)
Proceeds from sale of assets	275	491
Investment sales (purchases)	8,891	(8,402)
Net cash used in investing activities	(48,424)	(125,076)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	371	584
Dividends paid	(5,807)	(4,841)
Purchase of shares for treasury	(58,218)	(72,518)
Proceeds from long-term debt	121,523	682,913
Payments of long-term debt	(80,495)	(602,134)
Change in short-term borrowings	(81)	3,138
Financing costs	(592)	(10,928)
Purchase of ESOP shares	—	(10,000)
Tax benefit from exercise/vesting of equity awards, net	345	273
Other, net	206	194
Net cash used in financing activities	(22,748)	(13,319)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(830)	(1,018)
Net cash used in discontinued operations	(830)	(1,018)
Effect of exchange rate changes on cash and equivalents	(4,034)	(1,136)
NET DECREASE IN CASH AND EQUIVALENTS	(46,450)	(90,693)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	92,405	178,130
CASH AND EQUIVALENTS AT END OF PERIOD	$45,955	$87,437

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, acquisition-related expenses, gains (losses) from debt extinguishment and discrete tax items, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Net income (loss) to adjusted net income and earnings per share to Adjusted earnings per share:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2015	2014	2015	2014
Net income (loss)	$10,893	$14,464	$23,486	$(8,125)

Adjusting items, net of tax:
Loss from debt extinguishment, net	—	—	—	24,964
Restructuring charges	—	222	—	1,173
Acquisition costs	—	992	—	1,487
Extinguishment impact on period tax rate (a)	—	(4,357)	—	1,491
Discrete tax provisions (benefits)	(250)	(1,860)	244	(1,540)

Adjusted net income	$10,643	$9,461	$23,730	$19,450

Diluted income (loss) per common share	$0.23	$0.29	0.50	$(0.16)

Adjusting items, net of tax:
Loss from debt extinguishment, net	—	—	—	0.50
Restructuring charges	—	—	—	0.02
Acquisition costs	—	0.02	—	0.03
Extinguishment impact on period tax rate (a)	—	(0.09)	—	0.03
Discrete tax provisions (benefits)	(0.01)	(0.04)	0.01	(0.03)

Adjusted earnings per common share	$0.23	$0.19	0.50	$0.39

Weighted-average shares outstanding (in thousands)	46,980	49,836	47,285	50,038

a) In the prior year quarter ended June 30, 2014, the impact of debt extinguishment on the full year effective tax rate was estimated to be a benefit of $4,357 or $0.09 per share, and for the nine months ended June 30, 2014, a provision of $1,491 or $0.03 per share.

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.